Exhibit 10.1

Healthy Choice Wellness Corp.

Attn: Jeffrey Holman

3300 N. 28th Way, Unit #1

Hollywood, FL 33020

May 16, 2024

Dear Mr. Holman:

I am pleased to advise you of my commitment to provide financing to Healthy Choice Wellness Corp. (the “Borrower”) on the following terms and conditions. This commitment letter (this “Commitment”) is intended to be inclusive of all material terms and conditions of the line of credit (the “Loan”) being made available by me to the Borrower. The provisions of this Commitment are intended to be binding and the consummation of transactions contemplated herein and the provision of the Loan by the Lender are not subject to any contingencies. The following is a description of the material terms of the Loan.

LENDER:	Hal Mintz (the “Lender”) or any of his affiliates or subsidiaries designated by the Lender.

PURPOSE:	The proceeds of the Loan shall be used by the Borrower for general working capital purposes.

LOAN AGREEMENT:	The Loan shall be further evidenced by a Loan Agreement and certain other loan documents required by the Lender (the “Loan Documents”). The parties agree to enter into the Loan Documents as soon as practicable, but advances to Borrower may still be requested prior to execution of the Loan Documents. The Loan Agreement shall, in addition to the covenants, representations and warranties contained herein, contain such agreements, representations, warranties and financial affirmative and negative covenants, defaults as may be customary in transactions of this type to evidence and assure repayment and performance of the Loan (collectively, the “Obligations”).

LOAN AMOUNT:	The Loan shall be in the form of a revolving line of credit in an amount equal to $5,000,000.

TERM:	The Loan shall be repayable in full on August 31, 2025 (the “Maturity Date”).

REPAYMENT;
INTEREST:	The outstanding principal of the Loan shall be repayable in full on the Maturity Date.

Borrower may pre-pay, at any time including accrued interest, in whole or in part, at any time upon 3 Business Days prior written notice to the Lender.

The interest rate on funds advanced shall be 12% per annum paid quarterly in arrears; provided, however, that in no event shall any interest rate contracted for, charged or received exceed the maximum rate allowed by applicable law. In the event of default, the interest rate will be the lesser of 25% per annum and the maximum rate allowed by applicable law.

Interest due shall be calculated on the basis of actual days in a 360-day year. All payments of principal and interest shall be in U.S. dollars at the Lender’s bank account.

LEGAL FEES:	Borrower shall be required to pay Lender’s attorneys the reasonable legal fees and expenses of said attorneys for services to Lender in connection with this transaction, including any fees and expenses incurred in connection with the preparation, execution and delivery of any Loan Documents.

Negative Covenants:	The Loan Documents shall contain customary negative and affirmative covenants as the Lender and the Borrower may agree.

INDEMNIFICATION:	The Borrower agrees to indemnify and hold harmless the Lender and each of its controlling persons, affiliates and their directors, officers, employees, advisors and agents (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party for) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this letter, any related transaction, the Loan or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The indemnification obligations shall survive termination of this Commitment.

2

MISCELLANEOUS:	This Commitment contains the entire agreement of Borrower a with the Lender and supersedes entirely any and all prior written or oral agreements relating to the Loan. Lender acknowledges that the Borrower is a subsidiary of a publicly-traded company and must comply with disclosure obligations under U.S. securities laws or as may otherwise be required in accordance with applicable law.

GOVERNING LAW:	This Commitment will be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of laws thereof. Borrower consents to the non-exclusive jurisdiction of the state and federal courts located in the County of Broward in connection with all suits, actions or other proceedings arising out of, or in connection with this letter, the Loan contemplated herein and all agreements between the Borrower and the Lender.

Very truly yours,

By:	/s/ Hal Mintz
Name:	Hal Mintz

Agreed and accepted this 16th day of May, 2024

HEALTHY CHOICE WELLNESS CORP.

By:	/s/ Jeffrey E. Holman
Name:	Jeffrey E. Holman
Title:	Chief Executive Officer

3